EXHIBIT 10.24
13 November 2003


STRICTLY PRIVATE & CONFIDENTIAL-                         Our ref:     PRW/19879
--------------------------------
ADDRESSEE ONLY
--------------
Mr A Halford
VP & Chief Financial Officer
Verizon Wireless
180 Washington Valley Road
Bedminster
New Jersey 07921
USA


Dear Andy

Following our discussions, I am pleased to confirm the terms of the extension which will apply to your Long Term Assignment to Verizon Wireless (known as Host Company) in the USA (known as Host Country). This offer should be read in conjunction with the Group International Assignment Policy (IAP) which you should familiarise yourself with. Where there is a material difference between the terms of this letter and the IAP, as opposed to any omissions, then the terms of this letter shall prevail.

Your Primary Employment remains with your Home Company as defined in the IAP.


A    THE ASSIGNMENT
     --------------

     Position and Duties
     -------------------

     Your position during the assignment will continue to be Chief Financial Officer reporting to Denny Strigl, CEO of Verizon Wireless. Your duties will be as described by Denny.

     Status
     ------

     The basis of the Assignment will be Accompanied status.

     Period of Assignment
     --------------------

     The period of Assignment extension in the Host Country will be for 18 months with effect from 1 April 2004, except if terminated earlier in accordance with Section D below. Should it be mutually agreed, the Assignment may be extended at which time the terms and conditions of the Assignment will be reviewed.

     Hours of Work
     -------------

     Your working hours will continue to be in accordance with Host Company practice and the operational needs of your role.

     Immigration Approval
     --------------------

     This Assignment extension is made subject to all the necessary permits/visas required for living and working in the Host Country continuing to be in effect. Company assistance will be available if needed.

B    HOME BASE BENEFITS
     ------------------

     Base Salary
     -----------

     Your basic salary of (pound)278,250 remains unchanged. Your Home Base Salary will be the starting point for the calculation of your Assignment Salary. All salary payments will be made by your Home Company into a bank account in your Home Country.

     IPO Compensation
     ----------------

     Based on our current understanding, there are no foreseeable plans for a Verizon IPO. As such the non-IPO payment committed to you, will be paid. A gross payment of (pound)100,000 will be made to you in March 2004.

     Pension
     -------

     Your membership of your Home Company pension scheme will continue with contributions calculated using your Home Base Salary.

     Insurance
     ---------

     Your membership of your Home Company life insurance schemes will continue with contributions/benefits calculated using your Home Base Salary.

     Cash Incentives/Bonuses
     -----------------------

     Your membership of your Home Company bonus/incentives will continue with payments as before. However your STIP criteria will be based on Verizon Wireless targets from the start date of your assignment. Your LTIP will remain unchanged.

     We will now calculate your Short Term Incentive Plan (STIP) payment, on the total amount of your base salary plus additional responsibility allowance, i.e. (pound)278,250 + (pound)125,000 = (pound)403,250.This will be effective from 1st April 2004. All other STIP terms remain unchanged.

     Over the period of the Assignment, your collective tax and social security liabilities in relation to income arising from these schemes will be no greater than had you remained in your Home Country and these liabilities will arise no earlier than they would have done in your home location. All calculations will be provided by PriceWaterhouseCoopers (PwC), the Group's advisors on overseas personal tax matters.

     Share/Stock Plans
     -----------------

     Your participation in your current Home Company plans will continue except where plan rules or the applicable legislation prevents this. The level of your participation will be determined in accordance with Home Company practice.

     Over the period of the Assignment, your collective tax and social security liabilities in relation to income arising from these schemes will be no greater than had you remained in your Home Country and these liabilities will arise no earlier than they would have done in your home location. All calculations will be provided by PriceWaterhouseCoopers (PwC), the Group's advisors on overseas personal tax matters.

     It is your responsibility to notify PwC at least 5 working days in advance of any potential events relating to these share plans over which you have discretion (eg exercise of a share option). This should allow sufficient time for any potential complications to be considered.

     Holiday Entitlement
     -------------------

     Your Home Company holiday entitlement will continue but with actual days to be taken to be approved locally. You will observe Host Country Statutory Holidays while on assignment.

     Subject to approval, all Host Country holiday entitlement accrued while on the Assignment should be taken before returning to the Home Country. Where this is not possible, you may be compensated for up to 10 days calculated using Home Base Salary.


C    ASSIGNMENT BENEFITS
     -------------------

     Assignment Salary Build-up
     --------------------------

     Your Assignment Salary will be calculated using a build-up approach that will provide an incentive to reward you for working internationally.

     It also takes account of any tax, social security and cost of living differentials between the Home and Host location.

     In summary, the build-up starts with your Home Base Salary and then deducts estimated Home tax and social security payments due on cash and benefits. Your Assignment allowances will then be added to give the net build-up salary.

     Your net pay excluding bonus payments will be (pound) 264,398 per annum, adjusted for salary reviews each July. Effective 1st April 2004, with the proposed increase to your Additional Responsibility Allowance, this will increase to (pound)289,949 (without taking into account any changes in your salary or taxes etc between now and then).

     Full details of your Assignment Salary are contained in the Assignment Salary Build-Up Sheet attached.

     Additional Responsibility Allowance
     -----------------------------------

     You will be eligible for an Additional Responsibility Allowance. This will increased to (pound)125,000 per annum, effective 1st April 2004, paid monthly within your net pay referred to above. This is designed to provide additional compensation for the special circumstances of your working in the USA.

     Company Car
     -----------

     A fully expensed car for business and private use will be provided in accordance with the Host Company policy.

     Home Leave
     ----------

     i) Every 3 months a return business air flight will be provided for you and your Family to return to your Home Country or visit the Host Country. You may take a combination of business and economy class air fares so long as the aggregate value does to exceed the above.

     ii) An additional 6 business class flights per annum will be provided for you. You may take a combination of business and economy class airfares for you or your family so long as the aggregate value does to exceed the above.

     Accommodation
     -------------

          Housing

          Host Company funded leased accommodation will continue to be provided at the current monthly rate.

          Utilities

          Reasonable costs for utilities (gas, electricity and water) will be paid for or reimbursed by the Host Company.

          Telephones

          The Host Company will reimburse the installation cost of 2 fixed lines and subsequent line rental for your leased accommodation. All business calls and up to 2 hours per week of personal call charges will be paid for. An additional mobile phone will be provided for you and your partner for business related calls whilst on the Assignment and you may continue to use your present company and staff scheme UK mobile phones.

          Furnishings/Furniture Allowance

          Leased accommodation should normally be fully furnished but where this is not possible furniture may be leased within an agreed budget and will remain the property of the Host Company.

     Education Support
     -----------------

          Schooling

          The Host Company will continue to reimburse the cost of schooling for accompanying school age Dependent Children within an agreed budget and any incremental costs of non-accompanying children (eg boarding fees in excess of day fees, taxis) will also be reimbursed.

          Partner Assistance

          Recognising that your partner is unlikely to be able to continue her career in the Host Country and will be spending some time in the Home Country looking after non-accompanying children, your present car allowance and mortgage subsidy payments will continue throughout the Assignment.

     Insurance
     ---------

          Medical

          Medical and dental insurance schemes will be provided, subject to initial pre-Assignment medical clearance being obtained.

          Personal Effects

          Cover for items up to a cost of (pound)5000 per item will be provided when belongings are in transit back to the Home Country at the end of the Assignment only.

     Social Security
     ---------------

     Wherever possible you will remain within your Home Country social security system and an application will be made to continue these deductions during the Assignment.

     Taxation
     --------

     PriceWaterhouseCoopers (PwC), the Group's advisors on personal tax matters (see contact sheet attached) will provide assistance with both Home and Host Country tax filing obligations. You must attend a pre-assignment briefing with these advisors.

     You will receive a net income derived from your Home Base Salary as set out in the attached build up sheet.

     The Company will assume the obligation to pay the actual Host Country tax liabilities arising in respect of company source income. Any calculations will be performed by PwC to ensure that you receive the net salary shown in the Salary Build-up Sheet which is attached.

D    TERMINATION OF ASSIGNMENT
     -------------------------

     Early Termination by the Host Company
     -------------------------------------

     The Host Company reserves the right to terminate the Assignment and return you to your Home Country at any time during the period of the Assignment if

     o    The Host Country Authorities cancel work permit/visa clearance.

     o The work cannot be continued in the Host Country due to changes in local business needs or market conditions.

     o You fail to perform your Assignment role satisfactorily and fail to achieve your agreed objectives.

     o You are unable to work due to an illness that is expected to continue for longer than 3 months.

     Early Termination by the Employee
     ---------------------------------

     If you wish to terminate the Assignment itself and return to your Home Country, you are required to confirm this in writing to Host and Home Companies stating your reasons. The period of notice in your Primary Employment Contract will normally apply.

     If you wish to resign from the Vodafone Group during the Assignment you are required to provide written notice to both Home and Host Companies with the notice period of your Primary Employment Contract applying. You may be required to reimburse a proportion of the costs incurred during this Assignment, as stated in the IAP.

     Your Returning Role
     -------------------

     On completion of the Assignment you will return to the Home Country and the Company undertakes to use its best endeavours to offer you a position equivalent or better than your current role. In the event that you are offered a financial or operational position which is not equivalent to your present role, you will have the option to accept this role or decline. If you decline this role the Company undertakes to provide a redundancy package for you which will treat you as a `good leaver' under incentive schemes and also include a severance payment not less than equivalent to one year's salary and STIP payment.

     Retention Payment
     -----------------

     The Company is keen that you return to a new role in the Group on successful completion of this assignment and therefore commits to pay a Retention payment equivalent to 12 months salary. This payment will be paid on the completion of your assignment but is repayable if you leave within 12 months, on a pro-rata basis.

     Return to Host Country
     ----------------------

     The Host Company will fund air travel for you and your family in accordance with your home company travel policy at the end of your Assignment.

     Relocation Support on Return
     ----------------------------

     Cendant Relocation will provide support in the following areas if applicable

     o    Temporary Accommodation

     o    School admissions

     o    Shipment and storage of personal possessions

     Tax Assistance
     --------------

     You are required to attend a post-Assignment briefing with PwC, the Company's advisors on personal tax matters.

E    GOVERNING LAW
     -------------

     These terms and conditions and other contractual documents to which they relate shall be governed by and take effect in all aspects according to Home Country Law

A duplicate copy of this letter is enclosed. Would you please sign this letter and return it to me to confirm your acceptance of the Assignment. I will then discuss the various details with you in due course.

Yours sincerely



/s/ Phil Williams


I hereby accept the terms and conditions of this Assignment to Verizon Wireless in the USA as described above together with the provisions of the IAP.


Signed:     /s/ Andrew N. Halford...............................................


Dated: ............16 November 2003.............................................



Enclosures:     Salary Build-up Sheet
                International Assignment Policy (IAP)
                Contact Sheet

                              Salary Build-up Sheet


Name:                   Andy Halford     Family size on Assignment:          3
Grade:                                   Exchange Rate:                 1.6131
Home Location:          United Kingdom   COL Index:                        104
Host Location:          USA              Assignment End Date:      30 Sep 2005
Assignment Start Date:  1 Apr 2002
Date of Calculations:   1 Nov 2003


Home Income                                             GBP
Home Base Salary                                    278,250
Pension/Insurance contribution                       -3,465
Home Car Allowance or Equivalent                     15,480                  0
Additional Responsibility Allowance                 125,000
Other Allowance                                       2,500
                                             ---------------     --------------
                                                    417,765                  0

Total Home Taxable Income                                              417,765

Reduction for Tax and Social Security
Home Country Income Tax                             159,535
Social Security                                       6,366

------------------------------------
Net Base Salary                                     251,864
------------------------------------

Assignment Allowances
COLA                                                  6,045
International Assignment Allowance                   27,825
Location Allowance                                        0

Other Allowance                                         750
-------------------------------------        ---------------
Total Assignment Allowances                          34,620
-------------------------------------

Pension/Insurance contribution (added back)           3,465


=====================================
Net Build-up Salary                                 289,949
=====================================

                                               (Home Currency)  (Host Currency)     (Euros)
Estimated Annual Ongoing cost to the Company      1,077,735         1,738,494      1,545,256
A. Employment Costs (On Assignment)               1,077,735         1,738,494      1,545,256
B. Estimated Employment Costs (Pre-Assignment)      747,730         1,206,163      1,072,095
C. Cost of Assignment (A-B)                         330,005           532,331        473,161


Approved by:                                      Date:

Copy to Payroll:


NOTES:
     - Cash Incentives/Bonuses and Share/Stock Plans will be tax protected to the Home Country liability outside the above calculation.
     - Estimated Annual Ongoing Costs to the Company includes items such as Host accommodation and Home Leave but not one-off costs such as relocation.

                           Build-up Explanatory Notes


                    Home Base Salary: Salary paid to the Assignee had they
                                      remained in their Home Country. This is
                                      the salary used as the basis for
                                      contribution and benefit purposes for
                                      continued participation in home country
                                      benefit plans. It is also the basis for
                                      bonus schemes or other salary-related
                                      compensation or benefits.

      Pension/Insurance Contribution: Employee contribution to home country company-sponsored pension/savings plan;
                                      calculated from the Home Base Salary above and deducted for tax purposes but later added back

 Additional Responsibility Allowance: A percentage of Home Base Salary that may be paid to the Assignee in recognition of additional work responsibility under-taken while on Assignment e.g. for a temporary promotion

      Home Car Allowance/Car Benefit: Cash allowance or value of benefit provided in-kind to the assignee for a
                                      company car as if they had remained in the home country

           Total Home Taxable Income: Taxable income used to determine the
                                      Assignee's home country income tax and
                                      social security contribution on employment related income

             Home Country Income Tax: Reduction to account for approximate home country income tax calculated on taxable income above; includes all local taxes as well as national taxes

                     Social Security: Reduction to account for approximate home country social security taxes calculated on taxable income above

                     Net Base Salary: Net salary after home income tax and
                                      social security reductions, to which
                                      assignment allowances will be added to
                                      arrive at net Assignment Salary

                                COLA: Cost-of-living allowance paid to the
                                      Assignee to recognise the difference in
                                      the cost of consumer goods between the
                                      Home and Host countries. Only included if the difference is a positive, eg the cost of living is higher in the Host country.

  International Assignment Allowance: A percentage of Home Base Salary that may be paid to the Assignee in consideration of working away from the Home Country

                  Hardship Allowance: A percentage of Home Base Salary that may be paid to the Assignee in consideration of working in a particular Host Country

                  Host Car Allowance: Host country cash car allowance. Only
                                      included if assignee was entitled to a
                                      company car at home and host country
                                      practice is to provide an allowance not a benefit in kind

                 Net Build-up Salary: Assignment Salary -- net compensation to be paid to the Assignee during the period of Assignment; voluntary contributions for continued home country benefits including pension will be deducted from this amount.

                    Host Country Tax: Estimated host country income tax gross-up required to deliver the net build-up
                                      salary to the employee (paid by the
                                      Company)

                     Social Security: Social Security gross-up for both employer and employee contributions required to
                                      deliver the net build-up salary to the
                                      employee (paid by the Company)

                Estimated Gross Cost: Cost to the company to provide the net build-up salary to the Assignee. This is the estimated cost to deliver the assignment salary only. It does not include the cost to provide other international assignment benefits such as host housing, home leave, relocation etc.